Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

EVERFLOW EASTERN PARTNERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$1,338,954.48 (a)	$0.0000927	$124.12
Fees Previously Paid
Total Transaction Valuation	$1,338,954.48(a)		$124.12
Total Fees Due for Filing
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$124.12

(a)	The amount is based upon the offer to purchase up to 533,448 Units of Limited Partnership Interest at $2.51 per Unit.